Registration No. 333-164039
Filed Pursuant to Rule 424(b)(3)

Arrowhead Research Corporation

Common Stock

Sticker Supplement to Resale Prospectus dated June 11, 2010

This sticker serves to supplement the Resale Prospectus dated June 11, 2010 to provide information with respect to a new selling shareholder who will receive shares pursuant to transfer and exercise of a warrant from F. Berdon & Co. L.P., a selling shareholder included in the Resale Prospectus, and to reduce the number of shares held by F. Berdon & Co. disclosed in the Resale Prospectus by the number of such shares issuable under the warrant.

Under the caption “Selling Security Holders” the following person should be added to the table and F. Berdon & Co L.P.’s shares as set forth in the table should be revised as follows:

Name	Shares Beneficially Owned Before Offering(1)			Number of Shares Being Offered(1)	Shares Beneficially Owned After Offering(1)
	Number	Percent			Number	Percent
OTA LLC	8,333		*	8,333	—		*
F. Berdon & Co, L.P.	13,333		*	13,333	—		*

*	Less than one percent
(1)	All share amounts have been adjusted to reflect a 1-for-10 reverse split effected on November 17, 2011.

This sticker is part of the Resale Prospectus and must accompany the Resale Prospectus.

The date of this sticker is February 13, 2014.